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                                                                 Exhibit (10)(q)

                           Exhibit (10)(q)* to Report
                             on Form 10-K for Fiscal
                            Year Ended June 30, 2002
                         by Parker-Hannifin Corporation

  Parker-Hannifin Corporation 2003-04-05 Long Term Incentive Plan Description.

            * Numbered in accordance with Item 601 of Regulation S-K.

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                           PARKER-HANNIFIN CORPORATION
                                   2003-04-05
                            LONG TERM INCENTIVE PLAN

The purpose of the Plan is to provide a long-term incentive portion of bonus compensation. The Plan's focus is on return on equity. It balances a competitive base salary pay structure, an annual cash bonus compensation based on a return on average assets, and a stock option plan with ten-year exercise rights. The return on equity objective is a key financial goal and comprehends return on sales at the net income level and asset utilization.

The participants in this Plan are limited to Corporate Officers and Group Presidents. They clearly can affect broadly the overall financial performance of the company.

The key elements of Parker-Hannifin's Plan are as follows:

Participation

Those key executives having a critical impact on the long term performance of the Company selected by the Chief Executive Officer and approved by the Compensation and Management Development Committee of the Board (the "Committee").

Performance Period

Three-year average Return on Equity with the grant to cover FY 03, 04 and 05.

Size of Awards

Commensurate with bonus compensation and stock option level of participants as determined by the CEO with approval of the Compensation and Management Development Committee.

Form of Awards

Awards will be expressed as a certain number of performance units calculated by dividing the dollar equivalent of the award by the June 30, 2002 Parker stock price.

Performance Objective

The Return on Equity objective is 15%.

Share Price Fluctuation

The value of the performance units during the Performance Period will fluctuate with the value of Parker common shares.

Value Range

Actual value of the payments under the Plan will be within a range of 25% to 200% of target value based on performance against the objective.

Performance Range

For performance below a threshold of 9% ROE objective, no payment will be made. For performance between 9% and 21% ROE, payments will be earned between 25% and 200% of the

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target value on a proportional basis above and below the target value. The Plan is capped at 200%.

Payment

Payments earned under the Plan will be paid at the end of the three-year performance period. Except as otherwise provided herein, payment will be made in the form of a credit to the participant's account under the Corporation's Executive Deferral Plan ("EDP"). Payment may be made in restricted stock of the Corporation pursuant to the 1993 Stock Incentive Program at the discretion of the Committee unless the participant has previously elected a deferral under the EDP. In such event, the number of restricted shares issued would be equal to the number of performance units earned in accordance with the Performance Schedule described below and the restricted shares would be subject to a vesting schedule and such other terms and conditions determined by the Committee at the time of issuance. Retirees at the time of payout will receive cash. The value of any EDP credit or cash payment will be determined based upon the value of the earned performance units as of June 30, 2005. Any payout pursuant to this plan that will result in the exceedance of the $1 million cap on the tax deductibility of executive compensation will be deferred until such time in the earliest subsequent fiscal year that such cap will not be exceeded.

Termination of Employment

If a participant dies, retires (with consent of the Compensation and Management Development Committee if earlier than age 60) or is disabled during the performance period, he/she will receive a pro rata portion of the award payable upon completion of the performance period. A participant who resigns or is otherwise terminated during the performance period forfeits the award.

Performance Schedule

The Plan performance schedule, based on the three-year simple average of annual report return on average equity, is as follows:

                                 Return on Equity
           ------------------------------------------------------------
           <9.0%   9.0%   11.0%   13.0%   15.0%   17.0%   19.0%   21.0%
           -----   ----   -----   -----   -----   -----   -----   -----

Payout %     0      25     50      75      100     133     167     200

Change in Control

In the event of a "Change in Control" of the Corporation (as defined below), the payout under the Plan will be accelerated to fifteen (15) days after the Change in Control. The amount of the payout will be in cash and will be the greater of the target award or the amount the payout would have been had ROE during the Performance Period to the end of the fiscal quarter immediately preceding the date of the Change in Control continued throughout the Performance Period. The cash amount of such payout will be based upon the closing New York Stock Exchange stock price of the Corporation's Common Shares on the first day of the Performance Period or the date

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of the Change in Control, whichever is greater. If the Participant will reach age 65 prior to the end of the Performance Period, the payout in the event of a Change in Control will be reduced on a pro rata basis.

"Change in Control" means the occurrence of one of the following events:

     (i) any "person" (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the "Exchange Act") and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Parker-Hannifin Corporation (the "Company") representing 20% or more of the combined voting power of the Company's then outstanding securities eligible to vote for the election of the Board of Directors of the Company (the "Board") (the "Company's Voting Securities"); provided, however, that the event described in this paragraph shall not be deemed to be a Change in Control by virtue of any of the following situations: (A) an acquisition by the Company or any corporation or entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities of such corporation or other entity (a "Subsidiary"); (B) an acquisition by any employee benefit plan sponsored or maintained by the Company or any Subsidiary; (C) an acquisition by any underwriter temporarily holding securities pursuant to an offering of such securities; (D) a Non-Control Transaction (as defined in paragraph (iii)); (E) as pertains to a Plan participant (the "Executive"), any acquisition by the Executive or any group of persons (within the meaning of Sections 13(d)(3) and 14(d)(2) of the Exchange
Act) including the Executive (or any entity in which the Executive or a group of persons including the Executive, directly or indirectly, holds a majority of the voting power of such entity's outstanding voting interests); or (F) the acquisition of Company Voting Securities from the Company, if a majority of the Board approves a resolution providing expressly that the acquisition pursuant to this clause (F) does not constitute a Change in Control under this paragraph
(i);

     (ii) individuals who, at the beginning of any period of twenty-four (24) consecutive months, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority thereof; provided, that (A) any person becoming a director subsequent to the beginning of such twenty-four (24) month period, whose election, or nomination for election, by the Company's shareholders was approved by a vote of at least two-thirds of the directors comprising the Incumbent Board who are then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this paragraph (ii), considered as though such person were a member of the Incumbent Board; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be a member of the Incumbent Board;

     (iii) the consummation of a merger, consolidation, share exchange or similar form of corporate reorganization of the Company or any Subsidiary that requires the approval of the Company's shareholders, whether for such transaction or the issuance of securities in connection with the transaction or otherwise (a "Business Combination"), unless (A) immediately following

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such Business Combination: (1) more than 50% of the total voting power of the corporation resulting from such Business Combination (the "Surviving Corporation") or, if applicable, the ultimate parent corporation which directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the "Parent Corporation"), is represented by Company Voting Securities that were outstanding immediately prior to the Business Combination (or, if applicable, shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (2) no person (other than any employee benefit plan sponsored or maintained by the Surviving Corporation or the Parent Corporation) is or becomes the beneficial owner, directly or indirectly, of 20% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation), and (3) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation), following the Business Combination, were members of the Incumbent Board at the time of the Board's approval of the execution of the initial agreement providing for such Business Combination (a "Non-Control Transaction") or (B) the Business Combination is effected by means of the acquisition of Company Voting Securities from the Company, and a majority of the Board approves a resolution providing expressly that such Business Combination does not constitute a Change in Control under this paragraph (iii); or

     (iv) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company and its Subsidiaries.

     Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than 20% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which, by reducing the number of Company Voting Securities outstanding, increases the percentage of shares beneficially owned by such person; provided, that if a Change in Control would occur as a result of such an acquisition by the Company (if not for the operation of this sentence), and after the Company's acquisition such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control shall then occur.

     Notwithstanding anything in this Plan to the contrary, if the Executive's employment is terminated prior to a Change in Control, and the Executive reasonably demonstrates that such termination was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control, (a "Third Party"), then for all purposes of this Plan, the date immediately prior to the date of such termination of employment shall be deemed to be the date of a Change in Control for such Executive.

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